As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-259757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

Post-Effective Amendment No. 2
on
Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

Arbe Robotics Ltd.
(Exact Name of Registrant as Specified in Its Charter)

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Israel	7373	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Arbe Robotics Ltd.
HaHashmonaim St. 107
Tel Aviv-Yafo
Israel
Telephone No.: +972-73-7969804, ext. 200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:

Richard I. Anslow, Esq. Asher S. Levitsky PC Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas; Suite 1100 New York, New York 10105-0302 (212) 370-1300	Shay Dayan, Adv. Lior Etgar, Adv. Erdinast, Ben Nathan, Toledano & Co. 4 Berkowitz Street Tel Aviv, 6423806, Israel, +972 (3)-7770111

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 31, 2023

29,166,621 Ordinary Shares

Arbe Robotics Ltd.

NASDAQ trading symbol: ARBE

This prospectus relates to the public offering of an aggregate of 29,166,621 ordinary shares which may be sold from time to time by the Selling Shareholders named in this prospectus. We will not receive any proceeds from the sale by the Selling Shareholders of their ordinary shares.

The Selling Shareholders may offer, sell or distribute all or a portion of the ordinary shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the ordinary shares. We will bear all costs, expenses and fees in connection with the registration of these securities. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of ordinary shares See “Plan of Distribution.”

The ordinary shares and warrants are traded on Nasdaq under the symbols “ARBE” and “ARBEW,” respectively.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our ordinary shares involves a high degree of risk. You should purchase our ordinary shares only you can afford to lose your entire investment. See “Risk Factors,” which begins on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2023

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a post-effective amendment on Form F-3 to a registration statement on Form F-1 filed by us with the U.S. Securities and Exchange Commission (the “SEC”).

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling shareholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed or incorporated by reference in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the selling shareholders.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. The selling shareholders is offering to sell and seeking offers to buy these ordinary shares only in jurisdictions where offers and sales are permitted. We are not making an offer of any ordinary shares in any jurisdiction where the offer is not permitted. This prospectus will not be updated and made available for delivery except to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this resale prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Arbe,” “the Company” and “our company” refer to Arbe Robotics Ltd. The term “ordinary shares” refers to our ordinary shares, par value NIS 0.000216 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. The use of the words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The forward-looking statements contained herein include, but are not limited to, statements about: Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

The statements contained or incorporated by reference in this prospectus regarding the following matters are forward-looking by their nature:

•        Our projection of revenue and other operating results;

•        Our expectation that we will be engaging with Tier 1 automotive suppliers and OEMs which would be building the radars based on our chipset solution, eliminating expenses associated with system completion, requirement for undertaking significant capital expenditures associated with developing mass production manufacturing and the expenses of operating any such manufacturing capability;

•        Our expectation that radars are crucial to the automotive industry and will be deployed in nearly all new vehicles as a long range, cost-effective sensor with the fewest environmental limitations;

•        Our belief that our radar chipset heralds a breakthrough in radar technology that will enable Tier 1 manufacturers and OEMs to replace the current radars with an advanced solution that meets the safety requirements of Euro New Car Assessment Program (“Euro-NCAP”) and the United States National Highway Traffic Safety Administration (“NHTSA”) for autonomous vehicles at all levels of autonomous driving;

•        Our belief that a fully autonomous vehicle is seen as a potential solution for reducing the number of traffic accidents (due to the elimination of the “human element” from the equation), and as an incentive to create innovative autonomous vehicle-sharing services that will lead to the public foregoing the purchase of private vehicles, to reduce the problem of traffic congestion, and to significantly reduce fuel consumption and air pollution;

•        Our belief that automakers will choose to integrate advanced driver assistance systems (ADAS) based on several technologies simultaneously (radar, camera and LiDAR), and that it is likely that this trend of integrating technologies into vehicles will continue in the coming years;

•        Our belief that our 4D imaging radar technology holds significant advantages over alternative technologies such as vision through cameras or LiDAR laser systems and over current-generation radar technologies that are on the market presently or have been announced for development;

•        The timing of the mass production by automakers of Level 2+ and higher vehicles that would use our radar systems;

•        Our belief that our ground-breaking technology that contains an advanced processor, consumes relatively low amounts of energy and can scan a vehicle’s environment at an exceptionally high resolution in real-time, and identify objects and distinguish between them with great long-range accuracy and a wide field of vision, differentiates us and will enable us to successfully compete and develop and maintain a leadership position in its target markets;

•        Our belief that our products will be competitively priced;

•        Our expectation that our marketing strategy, primarily targeted at Tier 1 manufacturers, will foster cooperation with Tier 1 manufacturers to integrate our radar chipsets into their radar systems to be sold to OEMs;

•        Our belief that outsourcing will provide us with a more secure path in production for quality control and reliability for automotive requirements;

•        Our belief that certain operational or registration requirements for some autonomous functions will be removed as state regulators gain better experience with the technology;

•        Our expectation that awareness among automakers and vehicle owners of the importance and benefits of installing ADAS (even in the absence of binding regulation) has increased, and that it is likely that in the future, the vast majority of new vehicles will be equipped with these systems;

•        Our belief that our radar chipset solution will make it possible to enable the launch of an autonomous vehicle and will be the primary sensor for autonomous driving in the retail market in tandem with a camera;

•        Our belief that our existing infrastructure positions us well to capitalize on regulatory changes pertaining to required installation of traffic accident prevention systems in general, and radar systems in particular, which is expected to increase the demand for the technology and products that we are developing;

•        Our belief that the automotive market, which has experienced significant slowdown following the initial spread of the coronavirus (COVID-19) pandemic, is operating at least at its pre-COVID business activity;

•        Our belief that an increased demand for autonomous vehicles and the transition to mass production of Level 2 and higher autonomous vehicles, requiring advanced systems for automatically integrating vehicles in traffic and preventing traffic accidents, is expected to increase the demand for products in our field of activity in the time frame we anticipate; and

•        Our belief that a requirement on the part of insurance companies to install radar systems as a condition for issuing insurance policies is expected to increase the demand for our products.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are based upon our current expectations about future events, and our expectations may later be found to be incorrect. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in (i) Item 3.D “Risk Factors” in our 2022 Annual Report; (ii) Item 5. Operating and Financial Review and Prospects” in our 2022 Annual Report, and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

THE COMPANY

We are leading a radar revolution with our proprietary 4D Imaging Radar solutions. Using cutting-edge technology, we offer what we believe is the highest quality radar image on the market allowing safe driver-assist systems today while paving the way for fully autonomous driving.

We empower automakers (OEM’s), tier-1 automotive suppliers (automotive module manufacturers), delivery robots, and commercial and industrial vehicles, with next-generation sensing and paradigm-changing perception. Our imaging radar offers higher resolution than any other radar solution in the market and is an essential sensor for Level 2+ and above.

Our proprietary technology offers 4D Imaging Radar solutions that include a radio frequency chipset with the highest channel count in the industry — 2.304, and a ground-breaking radar processor chip, the first processor designed specifically for the performance and power saving requirements of the automotive industry. All coupled with AI-based post-processing capabilities.

Our 4D imaging radar can detect distance, relative speed, angular measurement of objects and their height above the road in any weather or lighting condition in 2K ultra-high resolution in both azimuth and elevation, delivering an image that we believe is X100 more detailed than any other radar on the market. It is also the first radar to empower perception algorithms, a paradigm-changing achievement of free spacing mapping, object tracking and identification and SLAM (Simultaneous Localization and Mapping). Our latest offering, a 360° Radar-Based Perception Solution that provides an integrated analysis of the complete vehicle surroundings in long range. The surround data, captured by a suite of Arbe’s perception radars, which leverage artificial intelligence to identify, classify, and track objects in 360°, is processed in real-time to create a full free space map around the vehicle, as well as an analysis of the evolving hazards sensed by the radars.

Our unique solution addresses the core challenges of autonomous vehicle and autopilot driving detect stationary objects — a manhole cover it can drive over or a guardrail it needs to avoid — identify vulnerable road users and eliminate false alarms without radar ambiguities. By complementing camera capabilities to achieve a full sensing environment and redundancy, it addresses all driving scenarios and environment use cases, making its solution a mandatory sensor for vehicles which operate at a Level 2+ autonomy and above. The former relates to a condition where automation systems are integrated though the driver is still required, whereas in the levels above, the higher you go, the more autonomous the vehicle will be, with a Level 5 vehicle being fully autonomous with no driver input.

For more information on our business, see Item 4 of our 2022 Annual Report.

Our Organization

We are an Israeli corporation founded on November 4, 2015. The mailing address for our principal executive office is 10 HaHashmonaim St 107, Tel Aviv-Yafo, Israel. Our telephone number is +972-73-7969804, ext. 200. Our website is https://arberobotics.com/. Information contained on, or that can be accessed through, our website or any other website is expressly not incorporated by reference into and is not a part of this prospectus.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. In addition, the Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is Israel, rather than the Nasdaq rules as to certain corporate governance requirements.

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies.

For information relating to our status as a foreign private issuer and an emerging growth company see “Our Status as a Foreign Private Issuer under the Exchange Act” and “Our Status as an Emerging Growth Company” in the Item 4 of our 2022 Annual Report.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors set forth in Section D of Item 3 in our 2022 Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in our ordinary shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholders of their ordinary shares.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the number of ordinary shares beneficially owned by each selling shareholder as of May 30, 2023. The table and the other information contained under the captions “Selling Shareholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the Selling Shareholders. The following table sets forth, as to the selling shareholders, the number of ordinary shares beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering. Also included in the footnotes to the table of Selling Shareholders is any relationship during the past three years between the Selling Shareholders and us or any of our predecessors or affiliates. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of May 30, 2023.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding(1)
Kobi Marenko(2)	4,736,310	3,751,996	81,800	*
Inter – Development Of Content In Internet Company Ltd.(2)	902,514	902,514	—	0.0%
Noam Arkind(3)	2,930,866	2,849,482	81,384	*
Canaan Partners Israel (CPI) (Cayman) L.P.(4)	9,036,429	9,036,429	—	0.0%
iAngels Technologies LP(5)	6,175,998	6,175,998	—	0.0%
Ram Machness(6)	299,084	38,116	260,968	*
CEL Catalyst Mobility Ltd.(7)	4,602,980	4,602,980	—	0.0%
Boaz Schwartz(8)	211,209	170,414	40,795	*
Geneva Insurance Group (Barbados) Inc.(8)	170,414	170,414	—	*
E. Scott Crist(9)	3,601,723	340,000	3,261,723	4.8%
Texas Ventures Mgmt, LLC(9)	340,000	340,000	—	0.0%

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*        Less than 1%

(1)      At May 30, 2023, there are 65,590,579 ordinary shares outstanding.

(2)      Mr. Marenko is our chief executive officer, a director and a co-founder. The shares beneficially owned by Mr. Marenko consist of (a) 2,849,482 ordinary shares held directly by Mr. Marenko, (b) 81,800 ordinary shares subject to options, (c) 902,514 Arbe Ordinary shares owned by Inter — Development Of Content In Internet Company Ltd. (“Inter”), which is owned by Mr. Marenko, of which 50,167 shares were purchased by Inter pursuant to its PIPE Subscription Agreement. Mr. Marenko has the right to vote and dispose of shares owned by Inter.

(3)      Dr. Arkind is our chief technology officer, a director and a co-founder. Shares beneficially owned by Dr. Arkind include 81,384 ordinary shares subject to options.

(4)      Mr. Ehud Levy, a director, is the managing partner of Canaan Partners Israel (CPI) GP L.P., the general partner of Canaan Partners Israel (CPI) (Cayman) L.P.

(5)      Ms. Mor Assia, a director, is a member of the investment committee of the general partner of iAngels Technologies LP.

(6)      Mr. Ram Machness is our chief business officer. Shares beneficially owned by Mr. Machness include 260,968 ordinary shares issuable upon exercise of options and RSUs.

(7)      Mr. Yair Shamir, a director and chairman of our board of directors, is affiliated with CEL Catalyst Mobility Ltd.

(8)      The 170,414 ordinary shares beneficially owned by Mr. Boaz Schwartz are held by Geneva Insurance Group (Barbados) in a separate account for the benefit of Mr. Schwarz, a director, alongside others, is an indirect beneficiary. Accordingly, Mr. Schwarz may be deemed to have an indirect beneficial ownership interest with respect to these shares. Furthermore, Mr. Schwartz is one of three members of the Investment Committee of the Master Trust, which holds the Account. The Investment Committee operates by majority, and Mr. Schwartz does not have any independent control of the Investment Committee and may only act with the vote of one or more of the other members of the Investment Committee. The shares owned by Mr. Schwartz include 40,795 shares subject to options held by Mr. Schwartz.

(9)      Shares beneficially owned by Mr. Crist, a director, represent (i) 958,692 ordinary shares issued pursuant to the Merger, (ii) 340,000 ordinary shares purchased in the PIPE financing by Texas Ventures Mgmt, LLC, of which Mr. Crist has the sole right to vote and dispose of the shares, and (iii) 2,303,031 ordinary shares issuable upon exercise of warrants held by the Mr. Crist.

Except as disclosed in the footnotes to the above table, none of the Selling Shareholders has, and within the past three years has not had, any position, office or material relationship with us or with any of our predecessors or affiliates.

On October 7, 2021, we consummated the merger with Industrial Tech Acquisitions, Inc., which was a Special Purpose Acquisition Corporation, which is generally known as a SPAC. Contemporaneously with the consummation of the merger, we issued 10,000,000 ordinary shares at $10 per share in a PIPE offering. The shares being sold by the Selling Shareholders represent ordinary shares which were owned by the Selling Shareholders prior to the merger or were acquired as part of the PIPE offering.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus may be sold by the Selling Shareholders at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

•        sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

•        privately negotiated transactions, including gifts;

•        covering short sales made after the date of this prospectus;

•        pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method of sale permitted pursuant to applicable law.

The Selling Shareholders may also sell ordinary shares owned by them pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the Selling Shareholders is an affiliate of any broker-dealer.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the Selling Shareholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus.

In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may, after the date of this prospectus, also sell our ordinary shares short and deliver these securities to close out their short positions, or lend or pledge its ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our ordinary shares by the Selling Shareholders and any other persons who are involved in the distribution of the ordinary shares pursuant to this prospectus. The Selling Shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) a selling shareholder sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

TAXATION

Reference is made to the captions “Certain Material U.S. Federal Income Tax Considerations” and “Material Israeli Tax Considerations” in Section 10.E of our 2022 Annual Report. You should consult your own tax advisors prior to acquiring any of our securities.

EXPENSES

Set forth below is an itemization of the total expenses that we expect to incur in connection with this post-effective amendment. All amounts are estimates.

SEC registration fee	$	*
Legal fees and expenses		2,500.00
Accounting fees		5,000.00
Printing fees		2,000.00
Total		$9,500.00

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*        A fee of $48,565.49 was paid in connection with the initial filing

LEGAL MATTERS

The validity of our ordinary shares has been passed upon by Erdinast, Ben Nathan, Toledano & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Arbe Robotics Ltd. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a post-effective amendment to the registration statement on Form F-1 under the Securities Act with respect to the securities being sold by the Selling Shareholders. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information requirements of the Exchange Act and will file annual and other periodic and current event reports and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

1.      Our annual report on Form 20-F/A for the year ended December 31, 2022, which was filed with the SEC on May 16, 2023 (the “2022 Annual Report”);

2.      Our report on Form 6-K furnished to the SEC on May 17, 2023*;

3.      The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-40884), filed with the SEC on October 6, 2021, including any amendments or reports filed for the purpose of updating such description.

____________

*        Excluding non-GAAP measurements.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus including all such documents we may file with the SEC after the effective date of registration statement of which this prospectus is a part, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

All of these documents are available at the SEC’s website, www.sec.gov. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Arbe’s Restated Articles include such a provision. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder in connection with a monetary sanction or as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the company;

•        a breach of duty of care to the company or to any other person;

•        a financial liability imposed on such Office Holder in respect to his or her capacity as an Office Holder in favor of any other person; and

•        any other event, occurrence, matter or circumstances under any law with respect to which the company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in the articles of association, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Competition Law).

Under the Israeli Companies Law, a company may not indemnify, exculpate, or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors and CEO, also by shareholders.

The Company’s Restated Articles permit Arbe to exculpate, indemnify and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.

The Company has entered into agreements with each of its directors and certain executive officers exculpating them, to the fullest extent permitted by law, from liability to the Company for damages caused to it as a result of a breach of duty of care, and undertook to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on the Company’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to $__ million. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.       Recent Sales of Unregistered Securities

During the three years prior to the initial filing of this Registration Statement through the date of this post-effective amendment, the Company made the following sales of unregistered securities:

1.      In 2019, the Company issued Preferred B-1 Shares, which, upon the Recapitalization, became 4,144,887 ordinary shares, at a price of $2.41 per share, for an aggregate purchase price of approximately $10 million. The funds were provided to the Company in April 2018 as an advance investment agreement and converted into Preferred B-1 Shares in 2019.

2.      In 2019 and 2020, the Company sold Preferred B shares, which, upon the Recapitalization, became 10,863,143 ordinary shares at a price of $3.02 per share, for an aggregate purchase price of approximately $32.7 million.

3.      In 2020 and 2021, the Company issued Preferred B-2 shares, which, upon the Recapitalization, became 1,093,951 ordinary shares, upon the exercise of warrants that had been issued in 2019, 2020 and 2021 at an exercise price of $3.56 per share, for an aggregate exercise price of approximately $3.89 million.

4.      Immediately prior to the Recapitalization, the Company issued Preferred B shares, which upon the Recapitalization, became 3,205,020 ordinary shares, at a price per share of $4.05, for an aggregate purchase price of approximately $12.9 million, which was paid to the Company in 2020 and 2021 as an advance investment agreement and will be converted upon closing of the Merger.

5.      The Company issued options to purchase 9,283,528 ordinary shares, after giving effect to the Recapitalization. All of these options have been issued to employees, consultants and executive officers of the Company under the 2016 and the 2021 Incentive Share Option Plans. As of May 31, 2022, the Company issued a total of 1,417,201 ordinary shares upon exercise of options.

6.      On February 21, 2019, the Company entered into an agreement with Kreos Capital VI (Expert Fund) L.P., (“Kreos”) pursuant to which over certain periods, the Company took down a term loan of $5.0 million. The first drawdown of $3.0 million was taken in February 2019 and an additional drawdown of $2.0 million was taken in November 2019. Pursuant to the loan agreement, the Company issued to Kreos warrants for the purchase of Series B-1 convertible preferred shares which, after giving effect to the Recapitalization, will become warrants to purchase 227,959 ordinary shares for an aggregate exercise price of $550,000.

7.      On March 18, 2021, ITAC and the Company entered into PIPE subscription agreements with investors who agreed to purchase either (i) from ITAC shares of ITAC common stock, which, pursuant to the Business Combination Agreement, would become 10,000,000 of the Company’s ordinary shares, or (ii) from the Company 10,000,000 ordinary shares, at the Company’s election. Pursuant to these agreements, the Company issued 10,000,000 ordinary shares at $10.00 per share contemporaneously with the closing of the Merger pursuant to the Business Combination Agreement.

The shares and warrants referred to in Items 1, 2, 3, 4 and 6 were issued primarily to investors who were not U.S. Persons, and the issuance was exempt from registration pursuant to Regulation S. With respect to any shares and warrants issued to U.S. Persons, the issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act as transactions not involving a public offering. No broker or underwriter was involved in the sales and no brokers’, finders’ or other commission or fee was paid in connection with any such sales. These shares are restricted securities.

The options and shares described in Item 5 are exempt from registration pursuant to Rule 701 of the Securities Act as shares issued pursuant to a written compensatory benefit plan and/or Regulation S.

The shares issued pursuant to Item 7 issued to purchasers who are U.S. Persons, which shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act as transactions not involving a public offering, and to purchasers who are not U.S. Persons, which shares are except from registration pursuant to Regulation S of the Securities Act. These shares are restricted securities and bear an appropriate restrictive legend. The Company paid brokerage commissions totalling $1,972,500 to Wells Fargo Securities, LLC, Epsilon Underwriting & Issuing Ltd., Poalim I.B.I. Underwriting & Issuing Ltd. and Omer Barshaf.

Item 8.       Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of March 18, 2021, by and among Arbe Robotics Ltd., Autobot MergerSub, Inc. and Industrial Tech Acquisitions, Inc. (“ITAC”)(1)
2.2	First Amendment to Business Combination Agreement dated June 28, 2021(1)
2.3	Second Amendment to Business Combination Agreement dated September 6, 2021(1)
3.1	Amended and Restated Articles of Association of Arbe (to be effective upon consummation of the Business Combination)(3)
4.1	Specimen ordinary share Certificate(1)
4.2	Warrant Agreement dated September 8, 2020, between Continental Stock Transfer & Trust Company, LLC and ITAC(1)
4.3	Amendment No. 1 to Warrant Agreement among Continental Stock Transfer & Trust Company, LLC, ITAC and Arbe(3)
5.1	Opinion of Erdinast, Ben Nathan, Toledano & Co. as to the validity of the ordinary shares to be issued(1)
10.1	Letter Agreement dated September 8, 2020 between ITAC, Industrial Tech Partners LLC and the directors and executive officers of ITAC.(1)
10.2	Registration Rights Agreement dated September 8, 2020 among ITAC, Industrial Tech Partners LLC and the holders signatory thereto(1)

Exhibit No.	Description
10.3	Form of Lock-Up Agreement, dated as of March 18, 2021, by and between Arbe Robotics Ltd. and the shareholder of Arbe party thereto.(1)
10.4	Founder Lock-Up Letter Agreement, dated as of March 18, 2021, by and between Arbe Robotics Ltd. and Industrial Tech Partners, LLC.(1)
10.5	First Amendment to Registration Rights Agreement, dated as of March 18, 2021, by and among Arbe Robotics Ltd., Industrial Tech Acquisitions, Inc., and Industrial Tech Partners, LLC.(1)
10.6	Form of Subscription Agreement, by and among Arbe Robotics Ltd., Industrial Tech Acquisitions, Inc., and the subscriber party thereto.(1)
10.7	Form of Voting Agreement, dated as of March 18, 2021, by and among Arbe Robotics Ltd., Industrial Tech Acquisitions, Inc., and the shareholder of Arbe party thereto.(1)
10.8†	2016 Incentive Share Option Plan(1)
10.9†	2021 Share Incentive Plan(2)
10.10	Form of Director and Officer Indemnification Agreement(1)
10.11	Compensation Policy for Officers and Directors(1)
10.12	Third Amended and Restated Investor Rights Agreement(4)
21.1	List of Subsidiaries(1)
23.1	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm(5)
23.2	Omitted
23.3	Consent of Erdinast, Ben Nathan, Toledano & Co. (included in Exhibit 5.1)
24.1	Power of Attorney(4)
99.1	Omitted
107.1	Filing fee table(6)

____________

*        The exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the SEC a copy of all omitted exhibits and schedules upon its request.

†        Indicates a management contract or compensation plan.

(1)      Filed as an exhibit to the Registration Statement on Form F-4, File No. 333-257250, filed by Arbe with the SEC, and incorporated herein by reference.

(2)      Previously filed.

(3)      Filed as an exhibit to the Report on Form 6-K, filed by Arbe with the SEC on October 27, 2021, and incorporated herein by reference.

(4)      Included on signature page of post-effective amendment No. 1 to this Registration Statement.

(5)      Filed herewith.

(6)      Previously filed on the Cover Page.

Item 9.       Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned registrant hereby undertakes as follows:

(1)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    That every prospectus (i) that is filed pursuant to paragraph (g)(i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv-Yafo, Israel, on the 31st day of May, 2023.

Arbe Robotics Ltd.
By:	/s/ Jacob (Kobi) Marinka
Jacob (Kobi) Marinka
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jacob (Kobi) Marinka*	Chief Executive Officer and Director
Jacob (Kobi) Marinka	(Principal Executive Officer)
/s/ Karine Pinto-Flomenboim*	Chief Financial Officer
Karine Pinto-Flomenboim	(Principal Financial and Accounting Officer)
/s/ Yair Shamir*	Director
Yair Shamir
/s/ Ehud Levy*	Director
Ehud Levy
/s/	Director
Mor Assia
/s/ Boaz Schwartz*	Director
Boaz Schwartz, PhD
/s/ Noam Arkind*	Director
Noam Arkind
/s/ E. Scott Crist*	Director
E. Scott Crist
/s/ Thilo Koslowski*	Director
Thilo Koslowski
/s/ Alexander Hitzinger*	Director
Alexander Hitzinger
*By: /s/ Jacob (Kobi) Marinka		May 31, 2023
Jacob (Kobi) Marinka Attorney in fact

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Arbe Robotics Ltd. has signed this registration statement in the city of New York, New York on the 31st day of May, 2023.

Authorized Representative in the United States — Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.